Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated November 6, 2019, is entered into by and between ARC Group, Inc., a Nevada corporation (the “Company”), and Joseph J. Dominiak (the “Executive”).

WITNESSETH:

WHEREAS, the Company and the Executive wish to set forth in this Agreement the terms and conditions under which Executive will be employed by the Company on and after the Effective Date hereof.

NOW THEREFORE, in consideration of the premises and mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Employment Term. This Agreement shall remain in force and effect for a term commencing on November 12, 2019 (the “Effective Date”) and expiring on the third (3rd) anniversary of such date (the “Initial Term”), unless earlier terminated in accordance with the provisions of Section 4 hereof. Upon the expiration of the Initial Term, this Agreement will be renewed automatically for successive one-year periods (each, a “Renewal Term”), unless earlier terminated in accordance with the provisions of Section 4 or unless the Company gives written notice of non-renewal to the Executive at least 90 days prior to the date on which the Executive’s employment would otherwise end. The Initial Term as renewed by any and all Renewal Terms is referred to herein as the “Employment Period.”

2. Positions & Duties. The Executive shall hold the position of Chief Operating Officer. The Executive shall have such responsibilities, duties and authority consistent with such position at similarly-sized companies and as reasonably directed by the Chief Executive Officer. The Executive shall report to the Company’s Chief Executive Officer and agrees to devote his full time, attention, energy and skill to the faithful, competent and diligent discharge of the duties and responsibilities attributable to his position. The Executive shall not, without the prior written consent of the Company, engage in any other business activity during the Employment Period that, in the reasonable judgment of the Company, would conflict with the ability of the Executive to perform the Executive’s duties under this Agreement, whether or not such activity is pursued for gain, profit or other pecuniary advantage.

3. Compensation and Reimbursement. Commencing on the Effective Date, the Executive shall be entitled to receive, for all services rendered to the Company under this Agreement, the compensation, benefits, reimbursement and other rights set forth in this Agreement.

(a) Base Salary. Commencing on the Effective Date, the Executive shall receive an annual base salary equal to $200,000. The Executive’s annual base salary shall be payable in equal installments in accordance with the Company’s salary payment policies applicable to executive officers, but no less frequently than monthly. Beginning January 1, 2021, the Executive’s salary may be increased by such amount as shall be determined by the Company’s board of directors (the “Board”) in its sole discretion. The annual base salary shall not be reduced after any increase in accordance herewith. The Executive’s annual base salary, as the same may be increased from time to time in accordance with this Section 3(a), shall be referred to herein as the “Base Salary.”

(b) Annual Bonus. On the first anniversary of the Effective Date and on each anniversary of the Effective Date thereafter during the Employment Period, the Executive will be eligible to receive an annual bonus in an amount of up to 20% of the Executive’s then-current Base Salary as determined by the Board in its sole and absolute discretion based upon the Executive’s performance during the applicable year (the “Annual Bonus”). Within 90 days of the Effective Date, and within 90 days of each anniversary of the Effective Date thereafter during the Employment Period, the Company’s Chief Executive Officer and the Executive shall mutually agree upon the performance criteria that will be considered by the Board in determining the amount of Annual Bonus The Annual Bonus will be pro-rated for any partial years for which the Executive is employed by the Company during the Employment Period. The Annual Bonus shall be paid to the Executive within 2½ months of the end of the fiscal year to which such Annual Bonus relates.

(d) Equity Awards. The Executive shall be granted a restricted stock award for a total of 100,000 shares of the Company’s common stock, par value $0.01 per share, a copy of which is attached hereto as Exhibit A (the “Restricted Stock Award”).

(e) Incentive, Savings and Retirement Plans. During the Employment Period, the Executive shall be eligible to participate in all incentive plans, practices, policies and programs, and all savings and retirement plans, practices, policies and programs (including, as applicable, 401(k) plans, deferred compensation plans and pension plans), maintained by the Company for its executive officers.

(f) Welfare Benefit Plans. During the Employment Period, the Executive and his spouse and dependents shall be eligible to participate in all welfare benefit plans, practices, policies and programs (including, as applicable, health, dental and vision insurance, disability insurance, employee life insurance, group life insurance and accidental death and dismemberment insurance plans, benefits and programs) maintained by the Company for its executive officers.

(g) Personal Days. The Executive shall be eligible for a total of 20 paid personal days each year of his employment hereunder. In the event any accrued personal days are not utilized by the Executive, the Executive shall be compensated at a rate equal to the Base Salary in effect at the time the personal days accrued. Such compensation shall be paid to the Executive in a single lump sum no later than 30 days after the end of the year during which the unused personal time accrued.

(h) Business Expenses. Subject to and in accordance with the Company’s policies and procedures and, upon presentation of itemized receipts, the Executive shall be reimbursed by the Company for all reasonable business costs and expenses incurred by the Executive on behalf of the Company during the Employment Period, including travel to and from the Company, hotel rooms, meals, entertainment and other related expenses, within 10 days of the date the Executive presents such itemized accounts to the Company for reimbursement.

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(i) Moving Expenses. The Company hereby acknowledges and agrees that the Executive’s principal residence is located in West Chester, Ohio and that the Company’s principal executive office is currently located in Orange Park, Florida. The Company shall reimburse the Executive, within 10 days of the date the Executive presents itemized receipts to the Company, for up to $15,000 of costs and expenses incurred by the Executive before, on or after the Effective Date in connection with moving into a new principal residence located in the greater Jacksonville, Florida area or such other location as the Company’s principal executive office may then be located, including moving and storage, airfare, food, hotels and gasoline, for the Executive and his spouse and dependents. The Executive agrees to use his best efforts to attempt to limit such expenses to $10,000 to the extent possible, but the Company agrees to reimburse the Executive for up to $15,000 of such expenses in the event the Executive is unable to do so.

(j) Car Allowance. The Executive shall receive a monthly cash car allowance of $500 during the Employment Period.

(k) Deductions from Compensation and Benefits. The Company will withhold from all compensation and benefits payable to the Executive hereunder all federal, state and local income and employment taxes, and all other taxes and other amounts as are required by law or authorized by the Executive to be withheld from the compensation and benefits payable to the Executive hereunder.

4. Termination.

(a) General. This Agreement may be terminated by either the Executive or the Company at any time.

(b) Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. If, during the Employment Period, in the reasonable opinion of a licensed medical doctor practicing as a specialist in the area to which the alleged disability relates that was selected by the Executive (or his guardian) and approved by the Company in its reasonable discretion, the Executive, because of physical or mental illness or incapacity or disability, shall become unable to perform, with reasonable accommodation, substantially all of the duties and services required of him under this Agreement for a period of 180 consecutive business days during any 12-month period (“Disability”), the Company may terminate the Executive’s employment. For avoidance of doubt, the date on which the notice period expires or, if later, a final, non-appealable determination is made that the Executive is disabled shall constitute the Date of Termination (as defined below) for purposes of this Section 4(b) (such date, the “Disability Effective Date”).

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(c) Termination by Employer for Cause. The Company may terminate this agreement for “Cause” or without “Cause” at any time during the Employment Period. For the purposes of this Agreement, termination for “Cause” shall mean and be limited to the following conduct of the Executive during the Employment Period:

(i) The willful and continuing breach of any material provision of this Agreement by the Executive (other than as a result of death, illness or Disability) if not reasonably cured by the Executive within 30 days after receiving written notice thereof;

(ii) The willful engagement in gross negligence or willful misconduct by the Executive (other than as a result of death, illness or Disability”);

(iii) The engagement in substantiated fraud, misappropriation or embezzlement by the Employee against the Company;

(iv) The engagement in any inappropriate or improper conduct by the Employee that causes material harm to the reputation of the Company; or

(iii) The conviction of the Executive of, or plea of guilty or nolo contendere by the Executive to, an act that is defined as a felony under federal or state law, or the indictment or formal charging of the Executive with acts involving criminal fraud or embezzlement.

For the purposes of this Section 4(c), no act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.

(d) Notice of Termination. Any termination by the Company for Cause shall be communicated by a Notice of Termination (as defined below) to the Executive after the expiration of all opportunities for cure. For the purposes of this Agreement, a “Notice of Termination” means a written notice that: (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date. The failure by the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause shall not constitute a waiver of any right of the Company hereunder or preclude the Company from asserting such fact or circumstance in enforcing the Company’s rights hereunder.

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(e) Date of Termination. “Date of Termination” means, in each case after the expiration of all opportunities for cure: (i) if the Executive’s employment is terminated by the Company for Cause, the date of receipt of the Notice of Termination or any later date specified therein within 30 days of such notice, as the case may be, (ii) if the Executive’s employment is terminated by the Executive, the date on which the Executive notifies the Company of such termination, (iii) if the Executive’s employment is terminated by the Company other than for Cause, death or Disability, the date on which the Company notifies the Executive of such termination, and (iv) if the Executive’s employment is terminated by reason of death or Disability, the date of death of the Executive or the Disability Effective Date, as the case may be. The Company and the Executive shall use their best efforts (including with regard to any post-termination services by the Executive) to ensure that any termination described in this Section 4 constitutes a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and notwithstanding anything contained herein to the contrary, the date on which such separation from service takes place shall be the “Date of Termination.” Notwithstanding the above, in no event shall the Executive be required to forgo any compensation, benefits or other rights to which he is entitled hereunder.

5. Obligations of the Company Upon Termination.

(a) Voluntary Termination; Termination for Cause. If the Executive terminates his own employment or the Executive’s employment is terminated by the Company for Cause: (i) the Company shall be obligated to pay the Executive the Base Salary, Annual Bonus, unused personal time and reimbursable expenses accrued but unpaid as of the Date of Termination (collectively, the “Accrued Amount”) in a single lump sum within 30 days after the Date of Termination, and (ii) in the case of voluntary termination, the Executive shall be given the option of assuming any disability and health insurance with no lapse in coverage (in the case of health insurance, such option shall be provided pursuant to the requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”)).

(b) Termination by Death. In the event the Executive’s employment terminates due to the Executive’s death during the Employment Period, the Executive shall be entitled to receive the Accrued Amount owing to the Executive through the Date of Termination. The Accrued Amount shall be paid to his spouse or, if the Executive does not have a spouse, his estate. Payment of the Accrued Amount shall be made to the Executive’s estate in a single lump sum within 30 days after the date of the Executive’s death. The Executive and his spouse and dependents shall have all rights available under COBRA with respect to participation in the Company’s welfare benefit plans with no lapse in coverage.

(c) Termination by Disability. In the event the Company terminates the Executive’s employment due to Disability during the Employment Period, the Executive shall be entitled to receive the Accrued Amount owing to the Executive through the Date of Termination. Payment of the Accrued Amount shall be made to the Executive in a single lump sum within 30 days after the Date of Termination. The Executive and his spouse and dependents shall have all rights available under COBRA with respect to participation in the Company’s welfare benefit plans with no lapse in coverage.

(d) Termination Without Cause. If the Company terminates the Executive’s employment without Cause: (i) the Company shall be obligated to pay the Executive the Accrued Amount in a single lump sum within 30 days after the Date of Termination, and (ii) the Executive and his spouse and dependents shall have all rights available under COBRA with respect to participation in the Company’s benefit plans with no lapse in coverage. In addition, in the event the Company terminates the Executive’s employment without Cause: (x) on or prior to the first anniversary of the Effective Date, the Company shall continue to pay the Executive the Base Salary for a period of nine (9) months after the date the Employment Period ends; (y) after the first anniversary of the Effective Date but on or prior to the second anniversary of the Effective Date, the Company shall continue to pay the Executive the Base Salary for a period of six (6) months after the date the Employment Period ends; and (z) after the second anniversary of the Effective Date, the Company shall continue to pay the Executive the Base Salary for a period of three (3) months after the date the Employment Period ends.

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6. Proprietary Rights.

(a) Confidential Information. The Executive understands that the execution of this Agreement by the Executive and the Company creates a relationship of trust and confidence between the Executive and the Company. As a result, the Executive agrees that, during the period commencing on the Effective Date and ending on the date that is three (3) years after the Termination Date, he will not use or disclose, or knowingly allow anyone else to use or disclose, any Confidential Information (as defined below) except as expressly permitted under this Agreement. “Confidential Information” shall include, but not be limited to: (i) all financial, technical, commercial and other information concerning, among other things, the Company’s business, technologies, strategies, financial position, operations, assets, financial information and data, research and development plans, methods and data, scientific and technical data, manufacturing and production data, business development, marketing and sales plans and data, and the identities of, discussions with and the course of dealing with any of the Company’s actual or prospective collaborators, licensees, sublicensees, acquirors, acquirees, customers, contractors, vendors, suppliers or other third parties, (ii) all Company information consisting of research and development, patents, trademarks, trade secrets, copyrights and all other intellectual property, and any applications therefor, technical information, computer programs, software, methodologies, innovations, software tools, know-how, knowledge, designs, drawings, specifications, concepts, data, reports, processes, methods, techniques and documentation, (iii) all Company notes, analyses, compilations, forecasts, studies, interpretations and other documents furnished to or prepared by the Executive, and (iv) any other Company information not available to the general public, whether written or oral, whether provided to the Executive prior to, on or after the Effective Date, that the Executive knows or has reason to know the Company would like to treat as confidential for any purpose, such as maintaining a competitive advantage or avoiding undesirable publicity. Neither the failure to mark any Confidential Information as confidential or proprietary nor the method by which Confidential Information is communicated to or received by the Executive (i.e., whether orally, electronically or in writing) shall affect its status as Confidential Information under the terms of this Agreement.

(b) Permitted Disclosure. Confidential Information does not include any information that: (i) is or becomes publicly available without a breach of this Agreement by the Executive, (ii) can be shown by documentation to have been known to the Executive at the time of its receipt from the Company, (iii) is received by the Executive from a third party that did not acquire or disclose such information by a wrongful or tortious act, or (iv) can be shown by documentation to have been independently developed by the Executive without reference to any Confidential Information. If the Executive is required to disclose Confidential Information by law or by an order or notice from a court or regulatory agency, the Executive shall: (A) promptly send a copy of the notice to the Company, (B) cooperate with the Company if the Company wishes to object or condition such disclosure through a protective order or otherwise, (C) limit the extent of such disclosure to the minimum required to comply with the notice, and (D) seek confidential treatment (i.e., filing “under seal”) for that disclosure.

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(c) Non-Solicitation. During the Employment Period and for a period of one (1) year thereafter, the Executive will not directly induce or attempt to induce: (i) any person who at the time of such inducement is an employee, officer or director of the Company, its affiliates or subsidiaries, to terminate such person’s employment or board membership with the Company, its affiliates or subsidiaries, or (ii) any strategic partner, collaborator, customer, supplier, vendor, contractor or other party, to terminate or reduce its relationship with the Company.

(d) Non-Compete. During the Employment Period and for a period of one (1) year thereafter, the Executive will not, without the prior written approval of the Board, whether alone or as a partner, officer, director, consultant, agent, employee or stockholder of any company or other commercial enterprise, engage in a Competing Business (as defined below) with any person, company or entity within a five-mile radius of any restaurant locations owned, franchised, licensed or operated by the Company on the applicable date. For the purposes of this Agreement, a “Competing Business” is any business involving: (i) the operation of a restaurant in any capacity whatsoever, whether individually or in an entity of whatever nature or kind, whose main menu item, focus and prominent product is substantially similar to the main menu item, focus or prominent product of any restaurants owned, franchised, licensed or operated by the Company, or (ii) such other activities as the Company may engage in during the Employment Period.

(e) Return of Property. The Executive acknowledges and agrees that all Company Property (as defined below) is the sole and exclusive property of the Company and shall be considered Confidential Information hereunder. Upon the termination of this Agreement for any reason whatsoever, the Executive agrees to end all further use and utilization of, and to immediately return to the Company, without limitation, all Company Property. For the purposes of this Agreement, “Company Property” means all papers, records, data, notes, drawings, files, documents, samples, devices, products, equipment and other materials, including copies and in whatever form, and all tangible work product, property, data, documentation, “know-how,” concepts or plans, inventions, improvements, techniques and processes, relating to the business of the Company that were conceived, discovered, created, written, revised, developed or obtained by, or that were provided to, the Executive during the Employment Period.

(f) Enforcement.

(i) Scope. The Executive acknowledges and agrees that the type and periods of restrictions imposed in this Section 6 are fair and reasonable, and that such restrictions are intended solely to protect the legitimate interests of the Company, rather than to prevent the Executive from earning a livelihood. The Executive recognizes that his access to Confidential Information makes it necessary for the Company to restrict his post-termination activities in any market in which the Company competes and in which his access to Confidential Information and other proprietary information could be used to the detriment of the Company. The Executive acknowledges and agrees that the compensation and benefits to be provided to him under this Agreement are provided, in part, as consideration for the covenants in this Section 6.

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(ii) Injunctive Relief. The Executive acknowledges and agrees that the covenants set forth in this Section 6 are reasonable and necessary to protect the Company and its legitimate business interests, and to prevent the unauthorized dissemination of Confidential Information to competitors of the Company. The Executive also agrees that the Company will be irreparably harmed and that money damages alone will be inadequate to compensate the Company if the Executive breaches any provision in Section 6 of this Agreement. Therefore, in the event of any such breach, the Executive agrees that, in addition to any other remedies available at law or in equity, the Company shall be entitled as a matter of right to seek specific performance and injunctive and other equitable relief in any court of competent jurisdiction to have the covenants, restrictions and agreements contained in Section 6 specifically enforced without the need to post a bond or other security. The provisions of this Section 6(f)(ii) shall survive the termination of this Agreement.

(iii) Savings Clause. In the event that any court of competent jurisdiction, tribunal, arbitrator, governmental agency or other governmental body determines that any provision contained in this Section 6 is overly broad with respect to scope, time or geographical coverage, the parties agree that such restriction(s) shall be modified and narrowed, either by the court, tribunal, arbitrator, governmental agency or other governmental body or the Company, to the extent necessary to make the provision enforceable, and that such determination will not affect the enforceability of any other provision of this Agreement.

7. Non-Disparagement. During the Employment Period and for a period of 12 months thereafter, the Executive will not knowingly disparage, criticize or otherwise make any derogatory statements regarding the Company or its officers or directors, and the Company will not knowingly disparage, criticize or otherwise make any derogatory statements regarding the Executive. The Company’s obligations under the preceding sentence shall be limited to statements made by the Company’s executive officers and directors. Notwithstanding the above, statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) shall not be subject to this Section 7.

8. Representations and Warranties of the Executive. The Executive hereby represents and warrants to the Company as follows: (a) the Executive has the legal capacity and unrestricted right to execute and deliver this Agreement and to perform all of his obligations hereunder, and (b) the execution and delivery of this Agreement by the Executive and the performance of his obligations hereunder will not violate or be in conflict with any fiduciary or other duty, instrument, agreement, document, arrangement or other understanding to which the Executive is a party or by which he is bound or subject.

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9. Indemnification. The Company shall indemnify and hold harmless the Executive for all amounts (including, without limitation, judgments, fines, settlement payments, losses, damages, costs and expenses (including reasonable attorney fees)) incurred or paid by the Executive in connection with any actions, suits, proceedings, demands or claims arising out of or relating to the Executive’s performance of services as a director, officer or employee of the Company or any subsidiary thereof or in any other capacity, including any fiduciary capacity, to the fullest extent permitted by law and the Company’s articles of incorporation and bylaws. Expenses incurred by the Executive in defending or investigating a threatened or pending action, suit, proceeding, demand or claim shall be paid by the Company in advance of the final disposition of such action, suit, proceeding, demand or claim upon receipt by the Company of an undertaking by or on behalf of the Executive to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company. The Company’s obligations under this Section 9 shall survive the termination of this Agreement, regardless of the reason for termination, and shall inure to the benefit of the Executive’s heirs, executors and administrators. To the extent the Company reduces the indemnity rights provided for under its articles of incorporation and/or bylaws after the Effective Date, the Company’s indemnity obligations hereunder shall be unaffected to the extent permitted by applicable law.

10. Arbitration. All disputes arising under this Agreement, other than actions to enforce the restrictions set forth in Section 6 or as otherwise expressly stated in this Agreement, shall be subject to final and binding arbitration between the parties. All arbitration proceedings shall be conducted pursuant to the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”) in effect on the date of the first notice of demand for arbitration. All arbitration proceedings will be conducted by a neutral arbitrator who is independent and disinterested with respect to the parties, this Agreement and the outcome of the arbitration. The neutral arbitrator will be selected in a manner consistent with the AAA’s national rules for the resolution of employment disputes. The arbitration shall be conducted at a site chosen by the Company that is located within a 10-mile radius of the Company’s principal executive office in Jacksonville, Florida (or such other location as the Company’s principal executive office may then be located). The parties hereto shall share equally the costs of the arbitration; provided, however, that the prevailing party shall be entitled to recover its share of such costs from the other party.

11. Section 409A of the Code. To the extent that Section 409A of the Code is applicable to this Agreement, the following provisions shall apply to the terms of this Agreement.

(a) This Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder. Notwithstanding any provision of this Agreement to the contrary, if the Company or the Executive determines that any compensation or benefits payable under this Agreement may be subject to Section 409A of the Code and related Department of Treasury guidance, the Company shall work in good faith with the Executive to adopt such amendments to this Agreement or adopt other policies and procedures (including adopting amendments, policies and procedures with retroactive effect), or take any other actions that the Company and the Executive determine are necessary or appropriate to maintain to the maximum extent practicable the original intent of the applicable provision while avoiding the imposition of taxes under Section 409A of the Code, including without limitation, actions intended to: (i) exempt the compensation and benefits payable under this Agreement from Section 409A of the Code, and/or (ii) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance. Notwithstanding the above, in no event shall the Executive be required to forgo any compensation, benefits or other rights to which he is entitled hereunder.

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(b) Any right to a series of installment payments pursuant to this Agreement is to be treated as a right to a series of separate payments. To the extent permitted under Section 409A of the Code, any separate payment or benefit under this Agreement or otherwise shall not be deemed “nonqualified deferred compensation” subject to Section 409A of the Code to the extent provided in the exceptions in Treasury Regulation Section 1.409A-1(b)(4), Section 1.409A-1(b)(9) or any other applicable exception or provision of Section 409A of the Code.

(c) Notwithstanding anything to the contrary in this Agreement: (i) the amount of expenses eligible for reimbursement during any taxable year of the Executive shall not affect the amount of expenses eligible for reimbursement during any other taxable year of the Executive, (ii) any expense reimbursement made under this Agreement shall be made promptly, but in no event later than the last day of the Executive’s taxable year immediately following the taxable year during which the expense was incurred, and (iii) the Executive’s right to expense reimbursement under this Agreement shall not be subject to liquidation or exchange for another benefit. For purposes of this Agreement, in-kind benefits and perquisites shall be treated in the same manner as expenses eligible for reimbursement.

(d) Notwithstanding anything to the contrary in this Agreement, no compensation or benefits shall be paid to the Executive during the six-month period following the Executive’s “separation from service” (within the meaning of Section 409A(a)(2)(A)(i) of the Code) if: (i) the Executive is a “specified employee” (within the meaning of Section 409A(a)(2)(B)(i)), and (ii) the Company determines that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six-month period (or such earlier date upon which such amount can be paid under Section 409A of the Code without resulting in a prohibited distribution, including as a result of the Executive’s death), the Company shall pay the Executive a lump-sum amount equal to the cumulative amount that would have otherwise been payable to the Executive during such period.

12. Miscellaneous.

(a) Entire Agreement. This Agreement contains the entire agreement between the parties and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereto, and no party shall be liable or bound to any other party in any manner by any warranties, representations, guarantees or covenants except as specifically set forth in this Agreement. Neither party relied upon any representation or warranty, whether written or oral, made by the other party or any of his or its officers, directors, employees, agents or representatives, in making his or its decision to enter into this Agreement.

(b) Amendment and Modification. This Agreement may not be amended, modified or supplemented except by an instrument or instruments in writing signed by the party against whom enforcement of any such amendment, modification or supplement is sought.

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(c) No Rights or Licenses Granted. No express or implied licenses or other rights are provided to the Executive under this Agreement under any patents, patent applications, trade secrets or other intellectual property rights or proprietary rights of the Company, now or in the future.

(d) Extensions and Waivers. The parties hereto entitled to the benefits of a term or provision hereof may: (i) extend the time for the performance of any of the obligations or other acts of the parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto, or (iii) waive compliance with any obligation, covenant, agreement or condition contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument or instruments in writing signed by the party against whom enforcement of any such extension or waiver is sought. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement. No waiver by either party hereto of any breach or default of any of the covenants or agreements herein set forth will be deemed a waiver as to any subsequent or similar breach or default.

(e) Survival. Notwithstanding any termination of this Agreement, the rights and obligations set forth in this Agreement shall survive the termination of this Agreement and remain in full force and effect in accordance with their respective terms.

(f) Successors and Assigns.

(i) The Executive may not assign his rights or delegate his obligations under this Agreement, other than by will or the laws of descent and distribution, without the prior written consent of the Company. This Agreement shall be binding upon and inure to the benefit of the Executive, and all rights and benefits of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributes, devises and legatees.

(ii) This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns.

(g) Third-Party Beneficiaries. Except as expressly provided herein, nothing in this Agreement, express or implied, is intended or shall be construed to confer upon any person other than the parties hereto (or their respective successors and assigns) any rights, remedies, obligations or liabilities under or by reason of this Agreement. Except as expressly provided herein, there are no intended third-party beneficiaries under or by reason of this Agreement.

(h) Headings; Definitions. The Section headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement. All references to Sections contained herein mean Sections of this Agreement unless otherwise stated. All capitalized terms defined herein are equally applicable to both the singular and plural forms of such terms.

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(i) Severability. If any provision of this Agreement or the application thereof to any person or circumstance is held to be unreasonable, invalid or unenforceable to any extent by any court, tribunal, arbitrator, governmental agency or other governmental body, then the parties agree, and hereby submit, to the reduction and limitation of such provision to such area or period of time as shall be deemed reasonable by such court, tribunal, arbitrator, governmental agency or other governmental body or the Company, and the remainder of this Agreement shall remain in full force and effect and shall be reformed to render the Agreement valid and enforceable while reflecting to the greatest extent permissible the intent of the parties hereto.

(j) Notices. Any notice, consent, demand, offer, acceptance or other communication required or permitted under this Agreement will be made in writing and will be deemed to have been duly given if: (a) sent by personal delivery, which will be deemed given upon confirmation of receipt; (b) mailed by first class registered or certified mail, return receipt requested, postage prepaid, which will be deemed delivered three days after the date received for delivery by the United States Postal Service, whether or not accepted by the addressee; (c) sent by nationally recognized next-day delivery courier that guarantees delivery within 24 hours, charges prepaid, which will be deemed delivered one day after delivery to said courier; or (d) by facsimile transmission, electronic mail or other electronic delivery medium, which will be deemed delivered on the date of transmission, addressed to the receiving party at the address set forth below:

If to the Company:

ARC Group, Inc.

1409 Kinsley Avenue

Suite 2

Orange Park, FL 32073

Attn: Secretary

If to the Executive:

To the address set forth on the Company’s books and records

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.

(k) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida. Any action arising out of or relating to any of the provisions of this Agreement may be brought and prosecuted only in the courts of, or located in, Jacksonville, Florida, and the parties hereto consent to the jurisdiction and venue of said courts.

(l) Counterparts. This Agreement may be executed in two or more counterparts and delivered via facsimile or other electronic transmission, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and attested by its duly authorized officer, and the Executive has set his hand, all as of the day and year first above written.

ARC GROUP, INC.

By:	/s/ Seenu G. Kasturi
Seenu G. Kasturi
Chief Executive Officer

EXECUTIVE

/s/ Joseph J. Dominiak
Joseph J. Dominiak

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EXHIBIT A

FORM OF RESTRICTED STOCK AWARD AGREEMENT

This Restricted Stock Award Agreement (this “Agreement”) is entered into this 12th day of November, 2019 (the “Grant Date”), by and between ARC Group, Inc., a Nevada corporation (the “Company”), and Joseph J. Dominiak (the “Executive”).

WHEREAS, the Company and the Executive entered into an employment agreement on or about the date hereof pursuant to which the Executive was appointed as the Company’s Chief Operating Officer (the “Employment Agreement”); and

WHEREAS, the Company and the Executive wish to enter into this Agreement as an incentive for the Executive to enter into the Employment Agreement with the Company.

NOW, THEREFORE, in consideration of the foregoing, the agreement set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

1. Grant of Restricted Shares. The Company hereby grants to the Executive 100,000 shares (the “Restricted Shares”) of common stock, $.01 par value per share (“Common Stock”), of the Company on the terms and subject to the conditions set forth herein.

2. Vesting of Restricted Shares. The Restricted Shares shall vest (“Vested Shares”) in accordance with the following schedule:

(i)	33,333 shares on November 12, 2020;

(ii)	33,333 shares on November 12, 2021; and

(iii)	33,334 shares on November 12, 2022.

3. Escrow of Restricted Shares.

(a) Deposit. A certificate representing the Restricted Shares shall be issued in the name of the Executive upon the execution of this Agreement by the Company and the Executive and shall be escrowed with the Secretary of the Company subject to removal of the restrictions placed thereon or forfeiture pursuant to the terms of this Agreement. Each deposited certificate shall be accompanied by a duly executed Stock Power (endorsed in blank) in the form attached hereto as Exhibit A. The deposited certificates, together with any other assets or securities that may be deposited from time to time with the Company pursuant to this Agreement, shall remain in escrow until such time or times as the certificates (or other assets or securities) are to be released or otherwise surrendered for cancellation in accordance with the terms of this Agreement. Upon delivery of the certificates to the Company, the Executive shall be issued an instrument of deposit acknowledging the number of Restricted Shares delivered in escrow to the Secretary of the Company.

(b) Release or Surrender. The Restricted Shares, together with any other assets or securities held in escrow hereunder, shall be subject to the following terms and conditions relating to their release from escrow or their surrender to the Company for repurchase and/or cancellation:

(i) Upon any Restricted Shares becoming Vested Shares, all restrictions shall be removed from the certificates representing such Restricted Shares and the Secretary of the Company shall deliver to the Executive certificates representing such Vested Shares free and clear of all restrictions (except for any applicable securities law restrictions) within 10 business days following the date such Restricted Shares became Vested Shares.

(ii) Upon the Executive’s termination of employment with the Company pursuant to Section 6, any Restricted Shares that are Vested Shares on the date of termination, and any Restricted Shares that become Vested Shares as a result of such termination, shall be released from escrow and delivered to the Executive within 10 business days following the date such Restricted Shares became Vested Shares. All Restricted Shares that have not become Vested Shares shall be forfeited by the Executive in the manner set forth in Section 3(b)(iii).

(iii) Should the Executive forfeit any Restricted Shares pursuant to Section 6, then the escrowed certificates for such forfeited Restricted Shares shall be surrendered to the Company for cancellation concurrently with such forfeiture. Upon such forfeiture, the Executive shall cease to have any further rights or claims with respect to such forfeited Restricted Shares. To facilitate the performance or observance by the Executive of this Section 3(b)(iii), the Executive hereby irrevocably appoints (which appointment is coupled with an interest) the Secretary of the Company as the attorney-in-fact of the Executive to transfer any Restricted Shares so forfeited to the Company, and the Executive agrees that the transfer of stock certificates with respect to such forfeited Restricted Shares shall be specifically performable by the Company in a court of equity or law.

4. Stockholder Rights. Unless and until such time as the Restricted Shares are forfeited by the Executive pursuant to Section 3, the Executive shall have all of the rights of a stockholder, including voting and dividend rights, with respect to the Restricted Shares, including the Restricted Shares held in escrow under Section 3, subject, however, to the transfer restrictions set forth in Section 5. Notwithstanding the foregoing, any cash dividends declared and paid by the Company with respect to the Restricted Shares shall be paid directly to the Executive and shall not be held in escrow or subject to forfeiture hereunder.

5. Restrictions on Transfer.

(a) The Restricted Shares may not be resold, pledged as security or otherwise transferred, assigned or encumbered by the Executive prior to the date such Restricted Shares are no longer subject to forfeiture, unless specifically agreed to in writing by the Company.

(b) The Executive hereby agrees that the Executive shall make no disposition of the Restricted Shares unless and until:

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(i) The forfeiture restrictions applicable to such Restricted Shares have lapsed;

(ii) The Executive shall have notified the Company of the proposed disposition, unless there is then in effect a registration statement under the Securities Act of 1933, as amended (the “Securities Act”) covering such proposed disposition and such disposition is made in accordance with such registration statement; and

(ii) The Executive shall have complied with all requirements of this Agreement applicable to the disposition of the Restricted Shares (including the requirements of any applicable securities laws).

(c) The Company shall not be required to (i) transfer on its books any Restricted Shares that have been sold or transferred in violation of the provisions of this Section 5, or (ii) treat as the owner of the Restricted Shares, or otherwise accord voting or dividend rights to, any transferee to whom the Restricted Shares have been transferred in contravention of this Agreement. References herein to the Executive shall include, where applicable, a permitted transferee.

6. Termination of Employment.

(a) Forfeiture by Death or Disability, for “Cause,” or by Voluntary Termination. If the Executive’s employment by the Company terminates by reason of death or Disability as such term is defined in Section 4(b) of the Employment Agreement, or if the Company terminates the Executive’s employment for “Cause” as such term is defined in Section 4(c) of the Employment Agreement, or if the Executive terminates his own employment with the Company, all Restricted Shares that have not become Vested Shares shall be forfeited to the Company. The Company’s board of directors shall have sole authority and discretion to determine whether the Executive’s employment or services has been terminated by reason of Disability or for “Cause.”

(b) Termination Without Cause. If the Executive’s employment by the Company is terminated by the Company without “Cause” as such term is defined in Section 4(c) of the Employment Agreement, then all Restricted Shares that would have vested within the following 12 months had the Executive continued to be employed by the Company during such period shall immediately become Vested Shares.

7. Adjustments for Changes in Common Stock and Certain Other Events.

(a) Changes in Capitalization. In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any distribution to holders of shares of Common Stock other than an ordinary cash dividend, the number and class of securities available under this Agreement shall be adjusted appropriately by the Company to the extent the Company’s board of directors shall determine, in good faith, that such an adjustment or substitution is necessary or appropriate. Any adjustment under this Section 7(a) shall become effective at the close of business on the date the subdivision or combination becomes effective, or as of the record date of such dividend, or in the event that no record date is fixed, upon the making of such dividend. If this Section 7(a) applies to an event and Section 7(c) also applies to the event, Section 7(c) shall be applicable to the event, and this Section 7(a) shall not be applicable to the event.

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(b) Liquidation or Dissolution. In the event the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, the Company’s board of directors shall provide that all restrictions and conditions contained herein that are then outstanding shall automatically be deemed terminated or satisfied immediately prior to the consummation of such liquidation or dissolution.

(c) Reorganization Event or Change in Control Event. Upon the occurrence of a Reorganization Event (as defined below) that is not a Change in Control Event (as defined below), this Agreement shall be assumed by the acquiring or succeeding entity (or an affiliate thereof) and shall apply to the cash, securities or other property that the Common Stock was converted into or exchanged for pursuant to such Reorganization Event in the same manner and to the same extent as they applied to the Common Stock subject to this Agreement. Upon the occurrence of a Change in Control Event (regardless of whether such event also constitutes a Reorganization Event), all restrictions and conditions on any Restricted Shares then outstanding shall automatically be deemed terminated or satisfied in full, as applicable, immediately prior to the consummation of the Change in Control Event. For the purposes of this Section 7, “Reorganization Event” and “Change in Control Event” shall have the meanings ascribed to such terms in the Company’s 2014 Stock Incentive Plan adopted by the Company’s board of directors on June 16, 2014.

8. Investment Representation. The Executive hereby acknowledges that the Restricted Shares are being acquired for the Executive’s own account for investment purposes only and not with a view to, or with any present intention of, distributing or reselling any of such Restricted Shares. The Executive acknowledges and agrees that the Restricted Shares have not been registered under the Securities Act or under any state securities laws, and that the Restricted Shares may not be, directly or indirectly, sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and registration or qualification under applicable state securities laws, except pursuant to an available exemption from such registration or qualification. The Executive also acknowledges and agrees that neither the Securities and Exchange Commission (“SEC”) nor any securities commission or other governmental authority has: (i) approved the transfer of the Restricted Shares or passed upon or endorsed the merits of the transfer of the Restricted Shares; or (ii) confirmed the accuracy of, determined the adequacy of, or reviewed this Agreement. The Executive has such knowledge, sophistication and experience in financial, tax and business matters in general, and investments in securities in particular, that it is capable of evaluating the merits and risks of this investment in the Restricted Shares, and the Executive has made such investigations in connection herewith as it deemed necessary or desirable so as to make an informed investment decision without relying upon the Company for legal or tax advice related to this investment.

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9. Restrictive Legend. The certificates evidencing the Restricted Shares to be issued under this Agreement shall have endorsed thereon (except to the extent that the restrictions described in any such legend are no longer applicable) the following legend, appropriate notations thereof will be made in the Company’s stock transfer books, and stop transfer instructions reflecting these restrictions on transfer will be placed with the transfer agent of the Restricted Shares.

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS. THESE SECURITIES MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT AND REGISTRATION OR QUALIFICATION UNDER APPLICABLE STATE SECURITIES LAWS, OR PURSUANT TO AN AVAILABLE EXEMPTION THEREFROM. NO TRANSFER OF THE SECURITIES REPRESENTED HEREBY MAY BE MADE IN THE ABSENCE OF SUCH REGISTRATION OR QUALIFICATION UNLESS THERE SHALL HAVE BEEN DELIVERED TO THE ISSUER A WRITTEN OPINION OF UNITED STATES COUNSEL OF RECOGNIZED STANDING, IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER, TO THE EFFECT THAT SUCH TRANSFER MAY BE MADE WITHOUT REGISTRATION OF SUCH SECURITIES UNDER THE SECURITIES ACT AND REGISTRATION OR QUALIFICATION UNDER APPLICABLE STATE SECURITIES LAWS.

THE SECURITIES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO AND TRANSFERABLE ONLY IN ACCORDANCE WITH THAT CERTAIN RESTRICTED STOCK AWARD AGREEMENT DATED NOVEMBER 6, 2019, BETWEEN THE COMPANY AND THE EXECUTIVE, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY. NO TRANSFER OR PLEDGE OF THE SHARES EVIDENCED HEREBY MAY BE MADE EXCEPT IN ACCORDANCE WITH AND SUBJECT TO THE PROVISIONS OF SAID AGREEMENT. BY ACCEPTANCE OF THIS CERTIFICATE, ANY HOLDER, TRANSFEREE OR PLEDGEE HEREOF AGREES TO BE BOUND BY ALL OF THE PROVISIONS OF THE AGREEMENT.

10. Section 83(b) Election. The Executive understands that under Section 83 of the Internal Revenue Code of 1986, as amended (the “Code”), the difference between the purchase price, if any, paid for the Restricted Shares and their fair market value on the date any forfeiture restrictions applicable to such Restricted Shares lapse will be reportable as ordinary income at that time. The Executive understands that the Executive may elect to be taxed at the time the Restricted Shares are acquired hereunder to the extent the fair market value of the Restricted Shares differs from the purchase price, if any, rather than when and as such Restricted Shares cease to be subject to such forfeiture restrictions, by filing an election under Section 83(b) of the Code with the Internal Revenue Service within 30 days after the Gant Date. If the fair market value of the Restricted Shares at the Grant Date equals the purchase price paid (and thus no tax is payable), the election should be made to avoid adverse tax consequences in the future. Executive understands that failure to make this filing within the 30-day period will result in the recognition of ordinary income by Executive as the forfeiture restrictions lapse. THE EXECUTIVE ACKNOWLEDGES THAT IT IS THE EXECUTIVE’S SOLE RESPONSIBILITY, AND NOT THE COMPANY’S, TO FILE A TIMELY ELECTION UNDER SECTION 83(b) OF THE CODE, EVEN IF THE EXECUTIVE REQUESTS THE COMPANY OR ITS REPRESENTATIVES TO MAKE THIS FILING ON THE EXECUTIVE’S BEHALF. THE EXECUTIVE IS RELYING SOLELY ON THE EXECUTIVE’S ADVISORS WITH RESPECT TO THE DECISION AS TO WHETHER OR NOT TO FILE A SECTION 83(b) ELECTION.

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11. Covenants of the Company. The Company covenants and agrees that the Restricted Shares have been duly authorized and, when issued and paid for in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable shares of Common Stock with no personal liability resulting solely from the ownership of such shares and will be free and clear of all liens, charges, restrictions, claims and encumbrances imposed by or through the Company.

12. Notices. All notices hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered personally, sent by documented overnight delivery service or, to the extent receipt is confirmed, telecopy, telefax or other electronic transmission service to the appropriate address or number as set forth below:

If to the Company:

ARC Group, Inc.

1409 Kinsley Avenue

Suite 2

Orange Park, FL 32073

Attn: Secretary

If to the Executive:

To the address specified for the Executive in the Company’s records.

13. Amendment and Waiver. This Agreement may not be amended, modified or supplemented except by an instrument or instruments in writing signed by the party against whom enforcement of any such amendment, modification or supplement is sought. The parties hereto entitled to the benefits of a term or provision may waive compliance with any obligation, covenant, agreement or condition contained herein. Any agreement on the part of a party to any such waiver shall be valid only if set forth in an instrument or instruments in writing signed by the party against whom enforcement of any such waiver is sought. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement contained herein.

14. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that no party hereto may assign its rights or delegate its obligations under this Agreement without the express prior written consent of the other party hereto. Nothing in this Agreement is intended to confer upon any person not a party hereto (and their successors and assigns) any rights, remedies, obligations or liabilities under or by reason of this Agreement.

15. Headings; Definitions. The section headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement. All references to sections contained herein mean sections of this Agreement unless otherwise stated. All capitalized terms defined herein are equally applicable to both the singular and plural forms of such terms.

16. Severability. If any provision of this Agreement or the application thereof to any person or circumstance is held to be invalid or unenforceable to any extent, the remainder of this Agreement shall remain in full force and effect and shall be reformed to render this Agreement valid and enforceable while reflecting to the greatest extent permissible the intent of the parties.

17. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

18. Counterparts. This Agreement may be executed and delivered by facsimile in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date written above.

ARC GROUP, INC.

By:
Seenu G. Kasturi
Chief Executive Officer

EXECUTIVE

Joseph J. Dominiak

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Exhibit A

Stock Power

FOR VALUE RECEIVED, ___________________________ hereby sells, assigns and transfers unto ARC Group, Inc., a Nevada corporation (the “Company”), ______________________ (_________) shares of the common stock of the Company standing in the name of _______________________ on the books of the Company represented by Certificate No. __________ herewith and does hereby irrevocably constitute and appoint the Secretary of the Company attorney-in-fact to transfer the said stock on the books of the within named Company with full power of substitution and resubstitution in the premises.

Dated:
(Signature)

(Print Name)